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                                                                    EXHIBIT 10.3

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


















                     THERAPEUTIC PROTEIN ALLIANCE AGREEMENT


                                     BETWEEN


                          LEXICON GENETICS INCORPORATED


                                       AND


                              INCYTE GENOMICS, INC.


                            DATED AS OF JUNE 27, 2001




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                     THERAPEUTIC PROTEIN ALLIANCE AGREEMENT

         THIS THERAPEUTIC PROTEIN ALLIANCE AGREEMENT (this "Agreement") is dated as of June 27, 2001 (the "Effective Date") and is made by and between LEXICON GENETICS INCORPORATED, a Delaware corporation ("Lexicon"), and INCYTE GENOMICS, INC., a Delaware corporation ("Incyte"). Lexicon and Incyte are sometimes referred to herein individually as a "party" and collectively as the "parties."

                                 R E C I T A L S

         WHEREAS, Lexicon owns or has rights to, and expertise in, certain methods of producing and analyzing the phenotypes of gene knockout mice for the discovery of gene and protein function;

         WHEREAS, Incyte owns or has rights in certain genes that encode secreted proteins and the proteins encoded by such genes;

         WHEREAS, the parties desire to engage in a collaborative research program to define the function and pharmaceutical utility of selected secreted proteins for the discovery of Therapeutic Proteins (as hereinafter defined);

         WHEREAS, each party is willing to grant to the other party (i) the right to obtain exclusive licenses to commercialize Therapeutic Proteins and
(ii) non-exclusive licenses to commercialize Diagnostic Products (as hereinafter defined) in connection with marketed Therapeutic Proteins, in each case that are derived from such collaborative research on the terms and conditions set forth below;

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:


                            ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings specified below:

         1.1 "Affiliate" means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a party to this Agreement. For purposes hereof, "control" means (i) in the case of corporate entities, direct or indirect ownership more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and
(ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. [**]

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         1.2 "BLA" means a Biologics License Application, Product License
Application, New Drug Application, or similar application for marketing approval of a Product for use in the Therapeutic Field submitted to the FDA, or its foreign equivalent.

         1.3 "Collaboration Term" means the period described in Section 11.1.1.

         1.4 "Commercialization Field" means, collectively, the Diagnostic Field and the Therapeutic Field.

         1.5 "Confidential Information" means any information and data received by a party (the "Receiving Party") from the other party or its Affiliates (the "Disclosing Party") in connection with this Agreement (including, without limitation, all information disclosed by the Parties under Section 2.2 and any research, testing, clinical, regulatory, marketing or other scientific or business information, plans, or data pertaining to any Product of the Disclosing Party). Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data that:

                 (a) is or becomes part of the public domain other than by unauthorized acts of the Receiving Party or its Affiliates;

                 (b) can be shown by written documents to have been already in the possession of the Receiving Party or its Affiliates prior to disclosure under this Agreement, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party pursuant to a confidentiality agreement;

                 (c) can be shown by written documents to have been disclosed to the Receiving Party or its Affiliates by a Third Party, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party pursuant to a confidentiality agreement; or

                 (d) can be shown by written documents to have been independently developed by the Receiving Party or its Affiliates without use of, or access to, Confidential Information of the Disclosing Party.

Specific Confidential Information of a Disclosing Party shall not be deemed to come under the foregoing exceptions merely because it is embraced by more general information that is or becomes part of the public domain, or is known by, disclosed to or independently developed by the Receiving Party.

         1.6 "Diagnostic Field" means [**].

         1.7 "Diagnostic Product" means any product or service derived from or directed to Research Program Gene Products or Licensed Gene Products for use in the Diagnostic Field.

         1.8 "Disclosing Party" has the meaning set forth in Section 1.5 hereof.

         1.9 "Drug Product" means [**]; provided, however, that Drug Product shall not include any Therapeutic Protein or antisense product.

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         1.10 "Effective Date" means the date specified in the initial paragraph of this Agreement.

         1.11 "Eligible TP Gene Product" has the meaning set forth in Section
2.6 hereof. A Gene Product shall cease to be an Eligible TP Gene Product upon the earlier to occur of (i) a party's selection of such Gene Product and obtaining a license in the Commercialization Field under Section 2.10 or (ii) the failure of either party to select such Gene Product and obtain a license in the Commercialization Field within the time contemplated by Section 2.10.7.

         1.12 "Event of Default" means an event described in Section 11.3 hereof.

         1.13 "First Commercial Sale" means the first sale for use or consumption by the general public of a Product in a country after all required marketing and pricing or pricing reimbursement approvals to be granted by the governing health authority of such country have been obtained. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the approval of a BLA.

         1.14 "FDA" means the United States Food and Drug Administration, or the successor thereto.

         1.15 "Gene Product" means [**].

         1.16 "Homologous Recombination" means a method of making a mouse containing a Selected Mutation in a particular portion of a gene using standard homologous recombination techniques.

         1.17 "Incyte Know-How" means [**].

         1.18 "Incyte LifeSeq(R) Gold Database" has the meaning set forth in the LifeSeq Gold Collaborative Agreement between Incyte and Lexicon of even date herewith.

         1.19 "Incyte Patent Rights" means [**].

         1.20 "Incyte Technology" means the Incyte Know-How and the Incyte Patent Rights.

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         1.21 "IND" means an Investigational New Drug application filed with the
U.S. Food and Drug Administration or a similar application for the clinical testing of a Product in human subjects filed with a foreign regulatory authority.

         1.22 "Invention" means any new and useful composition of matter, process, product by process, machine or manufacture, including without limitation, software or an arrangement or collection of data, or any new and useful improvement thereof, whether or not patentable, which has been or is discovered, conceived, developed or first reduced to practice by employees or others acting on behalf of Lexicon or its Affiliates (either solely or jointly with others), or by employees or others acting on behalf of Incyte or its Affiliates (either solely or jointly with others), relating to a Research Program Gene Product or Licensed Gene Product (including any Therapeutic Protein or Diagnostic Product that incorporates or is derived from any such Research Program Gene Product or Licensed Gene Product) or any use thereof.

         1.23 "Joint Invention" means any new and useful composition of matter, process, product by process, machine or manufacture, including without limitation, software or an arrangement or collection of data, or any new and useful improvement thereof, whether or not patentable, hereafter discovered, conceived, made, developed or reduced to practice jointly by employees or others acting on behalf of Incyte or its Affiliates, together with employees or others acting on behalf of Lexicon or its Affiliates, relating to a Research Program Gene Product or Licensed Gene Product (including any Therapeutic Protein or Diagnostic Product that incorporates or is derived from any such Research Program Gene Product or Licensed Gene Product) or any use thereof, for purposes of which inventorship shall be determined in accordance with U.S. patent law.

         1.24 "Joint Know-How" means all trade secrets and other rights in or to Joint Inventions; provided, however, that the Joint Know-How excludes the Joint Patent Rights. Joint Know-How shall constitute Confidential Information, as defined in Section 1.5 and subject to the exceptions therein, of both parties.

1.25 "Joint Patent Rights" means (i) any United States and foreign patent applications, including without limitation provisional patent applications, hereafter owned, in whole or in part, by Lexicon or Incyte or having legal force in any country, which claim a Joint Invention, (ii) any United States patents and foreign patents issuing from such patent applications and (iii) any substitutions, renewals, continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing.

         1.26 "Lexicon Know-How" means [**].

         1.27 "Lexicon Patent Rights" means [**].

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         1.28 "Lexicon Technology" means the Lexicon Know-How and Lexicon Patent
Rights.

         1.29 "Licensed Gene Product" means any Gene Product for which Incyte and/or Lexicon is granted a license in the Commercialization Field pursuant to
Section 4.2 and/or 4.3, as applicable.

         1.30 "Major Market" means the United States, the European Union (under the centralized process or any other process), Germany, the United Kingdom, France, Italy, Spain or Japan.

         1.31 "Mutant Mouse" means mouse cell or mouse containing a Selected Mutation in the murine ortholog of a Research Program Gene Product that is made or produced by Lexicon under this Agreement. A "line of Mutant Mice" means Mutant Mice having the same Selected Mutation.

         1.32 "Net Sales" means, with respect to a Product, the gross amount invoiced by Incyte, Lexicon, sublicensees of Incyte or Lexicon, and their respective Affiliates for sales of such Product to customers which are not Affiliates (or which are Affiliates but are end users of such Product), less:

                 (a) trade, quantity and cash discounts actually allowed;

                 (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, billing errors and any other allowances (including, without limitation, government-mandated and managed health care-negotiated rebates) actually granted which effectively reduce the net selling price;

                 (c) product returns credits and allowances actually granted;

                 (d) any tax imposed on the production, sale, delivery or use of the product (excluding federal, state or local taxes based on income);

                 (e) freight, postage, shipping, customs duties, excises, tariffs, surcharges, other governmental charges (excluding federal, state or local taxes based on income) and insurance charges actually allowed or paid for delivery of Products;

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                 (f) payments or rebates paid with respect to such Product in connection with state or federal Medicare, Medicaid or similar programs in the United States or in connection with similar programs in other countries in which there are sales; and

                 (g) adjustments for bad debts.

Such amounts shall be determined from the books and records of Incyte, Lexicon, sublicensees of Incyte or Lexicon, and their respective Affiliates, as the case may be, maintained in accordance with the generally accepted accounting principles, consistently applied.

          In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product by the fraction, A/A+B where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other active compounds or ingredients in the Combination Product sold separately in finished form.

         In the event that the average sale price of the Product can be determined but the average sale price of the other active compounds or ingredients cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the selling party's average sales price of the Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Product. If the average sale price of the other active compounds or ingredients can be determined but the average price of the Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the following formula: one minus C/C+D where C is the average selling price of the other product(s) and D is the difference between the average selling price of the Combination Product and the average selling price of the other active compounds or ingredients.

         In the event that the average sales price of both the Product and the other active compounds or ingredients in the Combination Product cannot be determined, the Net Sales of the Product shall be negotiated in good faith by the parties.

         The Net Sales price for a Combination Product in a given country will be calculated once each calendar year and such price will be used during all applicable royalty reporting periods for the entire calendar year for such country, absent extraordinary conditions or events. When determining the average sale price of a Product or the other active compounds or ingredients in the Combination Product, the average sale price will be calculated using data arising from the twelve (12) months preceding the calculation of the Net Sales price for the Combination Product. As used above, the term "Combination Product" means any Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

         If Incyte, Lexicon, sublicensees of Incyte or Lexicon, or any of their respective Affiliates sells any Product to a customer which also purchases other products or services from such seller or any of its Affiliates in a bundled, combination or capitated transaction (a "Bundled Transaction"), and such seller discounts the sales price of the Product to a greater degree than

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such seller or its Affiliates generally discount the price of its other products to such customer, then the aggregate amount received with respect to such Bundled Transaction shall be allocated to Net Sales pursuant to the formula set forth in Exhibit 1.32 hereto. For purposes of the foregoing, "discounting" includes establishing the list price at lower than the seller's normal pricing level.

         Free samples of Product and the disposition of Product for, or the use of Product in, pre-clinical or clinical (Phase 1 - 3) trials or other market-focused (Phase 4) trials in which Product is provided to patients without any payment shall not result in any Net Sales.

         1.33 "OmniBank" or "OmniBank Library" means Lexicon's proprietary library of embryonic stem cell clones containing gene trap events in particular mouse genes, which genes are identified by DNA sequence from the trapped gene, and which clones may or may not have lox sites, as more fully described in
Exhibit 1.33 hereto.

         1.34 "OmniBank Method" means the method of making or developing a mouse containing a Selected Mutation using gene trap insertion techniques with embryonic stem cells retrieved from the OmniBank Library.

         1.35 "Phase 2 Trial" means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent. For purposes of this Agreement, "commencement of a Phase 2 Trial" for a Product shall mean the first introduction of such Product into a human patient in a Phase 2 Trial.

         1.36 "Phase 3 Trial" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a BLA or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent. For purposes of this Agreement, "commencement of a Phase 3 Trial" for a Product shall mean the introduction of such Product into a human patient in a Phase 3 Trial.

         1.37 "PMA" shall mean a Pre-Market Approval Application, 510(k) notice or similar application for marketing approval of a product for use in the Diagnostic Field submitted to the FDA, or its foreign equivalent.

         1.38 "Product" means (i) any Therapeutic Protein that incorporates or is derived from a Licensed Gene Product, (ii) any Diagnostic Product which uses, is based on or incorporates a Licensed Gene Product (for purposes of which, a product or service shall be deemed to be based on a Licensed Gene Product if it measures the presence or activity of any such Licensed Gene Product), and (iv) any Drug Product that [**].

         1.39 "Product Patent Rights" means (i) the United States and foreign patents owned by or licensed (with rights to sublicense) to Incyte, Lexicon or their respective Affiliates which claim a composition, method, or process relating to a Product, (ii) the United States and foreign patent applications, heretofore or hereafter filed by Incyte, Lexicon or their respective Affiliates or having legal force in any country, which claim a composition, method, or process relating to a

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Product, (iii) any United States patents and foreign patents issuing from such patent applications and (iv) any substitutions, renewals, continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing.

         1.40 "Project Coordinator" has the meaning specified in Section 3.1 hereof.

         1.41 "Receiving Party" has the meaning set forth in Section 1.5 hereof.

         1.42 "Regulatory Approval" means, with respect to any country in the world, applications or approvals of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the lawful manufacture, distribution, use, import, export or sale of Product(s) in such country.

         1.43 "Research Field" means use by Incyte, Lexicon and their respective Affiliates, at the internal research facilities of Incyte, Lexicon and their respective Affiliates, for research directed toward the discovery, identification, selection, or characterization of Products.

         1.44 "Research Program Gene Product" means any Gene Product that is selected for research by the Steering Committee in accordance with Section 2.3, including an Eligible TP Gene Product. A Gene Product shall cease to be a Research Program Gene Product upon (i) the Steering Committee's selection of a replacement for such Gene Product in accordance with Section 2.5.2, 2.5.3 or
2.5.4 or (ii) such Gene Product becoming a Licensed Gene Product, except that if such Gene Product remains an Eligible TP Gene Product, it shall remain a Research Program Gene Product for purposes of Therapeutic Protein research until it is licensed as a Therapeutic Protein or ceases to be an Eligible TP Gene Product.

         1.45 "Selected Mutation" means a specific mutation in a particular portion of a gene of a mouse embryonic stem cell that is created using the OmniBank Method or Homologous Recombination.

         1.46 "Steering Committee" has the meaning specified in Section 3.1 hereof.

         1.47 "Territory" means all countries and jurisdictions throughout the world.

         1.48 "Therapeutic Field" shall mean the prevention or treatment of any disease, state or condition in humans.

         1.49 "Therapeutic Protein" shall mean any product or service, including gene therapy, which uses a protein, peptide or polypeptide which is a Gene Product in the treatment or prevention of any disease, state or condition in humans.

         1.50 "Third Party" means any person or entity other than Lexicon or Incyte and their respective Affiliates.

         1.51 "Valid Claim" means either (i) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue,

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disclaimer or otherwise, or (ii) a claim of a pending patent application that
[**]and that has not been abandoned or finally rejected without the possibility of appeal or refiling.


                           ARTICLE 2. RESEARCH PROGRAM

         2.1 Scope of Research Program. During the Collaboration Term, Incyte and Lexicon will designate an aggregate of up to two hundred fifty (250) Research Program Gene Products from Incyte's LifeSeq(R) Gold Database for potential development as Therapeutic Proteins. Lexicon will develop Mutant Mice for each Gene Product designated as a Research Program Gene Product and will conduct analyses directed toward the determination of the pharmaceutical utility of such Research Program Gene Products, as provided herein. Each party shall have rights to select and obtain exclusive licenses in the Commercialization Field for Therapeutic Proteins that incorporate or are derived from Research Program Gene Products, and each party shall obtain non-exclusive licenses in the Commercialization Field to Research Program Gene Products (including any Diagnostic Product that incorporates or is derived from any such Research Program Gene Product, as well as Drug Products discovered by a party through use of any such Research Program Gene Products), in each case on the terms set forth herein.

         2.2 Proposal of Gene Products for Research Program. During the Collaboration Term, Incyte and Lexicon will evaluate Gene Products from Incyte's LifeSeq Gold Database for potential designation as Research Program Gene Products. Upon the proposal by either party that a Gene Product be considered for designation as a Research Program Gene Product, Incyte and Lexicon shall provide the Steering Committee with the following information:

                 (a) all relevant scientific data in Incyte's possession (and which Incyte has the right to disclose to Lexicon) and all relevant scientific data in Lexicon's possession (and which Lexicon has the right to disclose to Incyte) relating specifically to such Gene Product, including, without limitation, any bioinformatics and expression analyses and mouse phenotypic information conducted by (i) Incyte with respect to such Gene Product, to the extent such data is not accessible through Incyte's LifeSeq Gold Database or (ii) Lexicon with respect to such Gene Product to the extent data is not accessible through Lexicon's LexVision Database;

                 (b) whether such Gene Product (and/or any Therapeutic Protein or Diagnostic Product that incorporates or is derived from any such Gene Product) is the subject of a Valid Claim within the Incyte Patent Rights or the Lexicon Patent Rights, respectively;

                 (c) whether such Gene Product is subject to an outstanding option or license granted by Incyte under the Incyte Patent Rights for the development and commercialization of Therapeutic Proteins;

                 (d) whether Incyte has the right to retain for itself and/or grant to Lexicon, under the Incyte Patent Rights and Incyte Know-How related to such Gene Product, an exclusive option and license under Incyte Patent Rights in the Commercialization Field with respect to Therapeutic Proteins;

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                 (e) whether Lexicon has the right to retain for itself and/or grant to Incyte, under the Lexicon Patent Rights and Lexicon Know-How related to such Gene Product, an exclusive option and license under Lexicon Patent Rights in the Commercialization Field with respect to Therapeutic Proteins; and

                 (f) whether Incyte (independent of information gained from customers and collaborators) or Lexicon (independent of information gained from customers and collaborators), respectively, has knowledge of any patent or published patent application owned by any Third Party that may claim such Gene Product (including any Therapeutic Protein or Diagnostic Product that incorporates or is derived from any such Gene Product) or any use thereof (and, in the event Incyte or Lexicon, respectively, has knowledge of any such patent or published patent application, such party shall provide copies thereof to the Steering Committee).

         2.3 Selection of Research Program Gene Products.

         2.3.1 The Steering Committee shall evaluate the information contemplated by Section 2.2 with respect to each Gene Product proposed by a party for designation as a Research Program Gene Product, and shall select and designate Gene Products as Research Program Gene Products on the following schedule:

                                                             AGGREGATE MINIMUM NUMBER OF
                       DEADLINE                       RESEARCH PROGRAM GENE PRODUCTS DESIGNATED
                       --------                       -----------------------------------------
[*



                                                                         *]

The Steering Committee may designate a greater number of Research Program Gene Products at any time (up to the aggregate total of 250 Research Program Gene Products contemplated hereby), and Lexicon may, in its discretion, initiate the development of Mutant Mice for such greater number of Research Program Gene Products; provided that Lexicon shall be obligated to initiate the development of Mutant Mice for no more than the minimum number to be designated within any time period.

         2.3.2 It is the intent of the parties that all Research Program Gene Products be designated by consensus among the members of the Steering Committee. In the event the Steering Committee is unable, using good faith efforts, to reach agreement on the full minimum number of Research Program Gene Products to be designated in any period, however, the members of the Steering Committee appointed by Incyte and the members of the Steering Committee appointed by Lexicon, respectively, shall each be entitled to designate an equal number of Gene Products from Incyte's LifeSeq Gold database as Research Program Gene Products until the minimum number of Research Program Gene Products for such period has been designated. Such designation shall be made in writing, delivered to the other party no later than [**] following the applicable designation deadline.

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         2.4 Exclusivity for Research Program Gene Products. To the extent that
Incyte has the right to do so under its existing contractual arrangements, upon the designation of a Gene Product as a Research Program Gene Product, Incyte shall reserve for itself or grant to Lexicon, under and for purposes of this Agreement, an exclusive option to obtain an exclusive license in the Commercialization Field with respect to Therapeutic Proteins under the Incyte Patent Rights related to such Gene Product, such that the rights so reserved or subject to such option shall be unavailable to subscribers to Incyte's LifeSeq Gold database during the period of time that such Gene Product remains a Research Program Gene Product. The parties acknowledge that Incyte has granted non-exclusive rights under the Incyte Patent Rights and Incyte Know-How in the Commercialization Field with respect to Drug Products and Diagnostic Products and under Incyte Know-How with respect to Therapeutic Proteins related to any such Gene Product, and has contractual obligations to subscribers to Incyte's LifeSeq Gold database under which Incyte may not reserve exclusive rights with respect thereto.

         2.5 Development of Mutant Mice for Research Program Gene Products.

                 2.5.1 Within [**] after the designation of a Research Program Gene Product, subject to the terms of this Agreement, Lexicon shall commence the development of a line of Mutant Mice containing a Selected Mutation for such Research Program Gene Product. Lexicon shall generate such Mutant Mice by the OmniBank Method if the selected Research Program Gene Product is represented in OmniBank, and will generate such Mutant Mice by Homologous Recombination if the selected Research Program Gene Product is not represented in OmniBank.

                 2.5.2 Lexicon shall use reasonable efforts to develop a line of Mutant Mice for each Research Program Gene Product within [**] of the designation of such Research Program Gene Product and to complete the development of such line of Mutant Mice within [**] thereafter. Development of a line of Mutant Mice shall be deemed complete when (i) Lexicon has obtained a sufficient number of Mutant Mice that are homozygous at the Selected Mutation to conduct the analyses of such homozygous Mutant Mice contemplated by Section 2.6 or (ii) the Steering Committee has determined that it is not reasonably practicable to obtain such homozygous Mutant Mice and Lexicon has obtained a sufficient number of Mutant Mice that are heterozygous at the Selected Mutation to conduct analyses of such heterozygous Mutant Mice. Incyte recognizes that the production of Mutant Mice involves a number of technologically complex steps and that technical obstacles may prevent Lexicon from producing Mutant Mice or may delay the production of Mutant Mice beyond the schedule provided for herein. Lexicon shall promptly notify the Steering Committee in writing of any such technical obstacle encountered, the basis for such obstacle, its analysis of whether the obstacle can be overcome and the time required to do so. If, after consultation with the Steering Committee, Lexicon determines that production and completion of Level 1 Analysis of a line of Mutant Mice for a Research Program Gene Product is not feasible, using commercially reasonable efforts, within [**] after the designation of such Research Program Gene Product, the Steering Committee may designate an alternative Research Program Gene Product in replacement of such Research Program Gene Product.

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                 2.5.3 Lexicon shall not be obligated to develop a line of
         Mutant Mice where Lexicon reasonably believes, with the advice of its counsel and the Steering Committee, that such action would infringe upon the intellectual property rights of a Third Party. In such event, the Steering Committee shall adopt an acceptable solution including, but not limited to, the designation of an alternative Research Program Gene Product.

                 2.5.4 At any time prior to Lexicon's initiation of a project for the development of a line of Mutant Mice for a Research Program Gene Product, the Steering Committee may elect to substitute a new Research Program Gene Product for a previously-designated Research Program Gene Product if it is determined that a Third Party holds a patent or patent application claiming the composition of matter of the full-length gene comprising such previously-designated Research Program Gene Product with a priority date earlier than that of any patent or patent application within the Incyte Patent Rights.

                 2.5.5 Subject to the provisions of Sections 2.5.3 and 2.5.4 (and any designation of replacement Research Program Gene Products under Section 2.5.2), and without prejudice to its other obligations under this Section 2.5, Lexicon will use (i) reasonable efforts to develop lines of Mutant Mice for all Research Program Gene Products designated under this Agreement and (ii) reasonable best efforts to develop lines of Mutant Mice for no fewer than [**] of the Research Gene Products designated under this Agreement; provided that if a line of Mutant Mice developed by Lexicon for a Research Program Gene Product is embryonic lethal or recessive lethal, Lexicon shall nevertheless, for purposes of this Section 2.5.5, be deemed to have completed the development of a line of Mutant Mice for such Research Program Gene Product.

         2.6 Analysis of Mutant Mice for Research Program Gene Products. Promptly following the completion of development of a line of Mutant Mice as provided in Section 2.5, Lexicon shall use reasonable best efforts to conduct the analyses of such line of Mutant Mice contemplated by the research plan described in Exhibit 2.6. Lexicon shall conduct one or more Level 2 analyses of Mutant Mice as contemplated by the research plan described in Exhibit 2.6 for [**] of all Research Program Gene Products. Lexicon shall provide the results of the analyses for a Research Program Gene Product to the Steering Committee, together with any supporting data reasonably requested by any member to the Steering Committee, promptly following the completion of such analyses by Lexicon. Upon Lexicon's delivery of such results to the members of the Steering Committee, such Research Program Gene Product shall be an "Eligible TP Gene Product" for purposes of Section 2.10 and a Licensed Gene Product for purposes of Section 4.3.

         2.7 Option to Obtain Mutant Mice upon Request by Incyte for Research Program Gene Products. Following Lexicon's delivery to the members of the Steering Committee of the results contemplated by Section 2.6 with respect to a Research Program Gene Product, Incyte shall have the option, exercisable by delivery to Lexicon of a signed material transfer agreement in the form attached hereto as Exhibit 2.7, to obtain Mutant Mice for a Research Program Gene Product on the terms contemplated by such material transfer agreement; provided that Incyte's option to obtain such Mutant Mice shall expire if not exercised within [**] after the time such Research Program Gene Product becomes an Eligible TP Gene Product.

         2.8 Additional Preclinical Research of Research Program Gene Products. During the Collaboration Term, each party may conduct, in its sole discretion, such additional preclinical research in the Research Field with respect to Research Program Gene Products (including any Therapeutic Protein or Diagnostic Product that incorporates or is derived from any such Research Program Gene Product) as such party reasonably desires; provided, however, that (i) such party shall give prior written notice to the other party of the nature and scope of such additional preclinical research prior to commencing such research and
(ii) shall provide the results of such additional preclinical research to the Steering Committee, together with any supporting data reasonably requested by any member to the Steering Committee, promptly following the completion of such additional preclinical research and in any event prior to the next Selection Meeting (as defined in Section 2.10 below).

         2.9 Reports. Lexicon shall keep the Steering Committee reasonably informed of the progress of its activities under this Article 2. At a minimum, within [**] following the last day of each calendar quarter during the Collaboration Term, Lexicon shall prepare, and provide to the Steering Committee, a reasonably detailed written summary report which shall describe the work performed by Lexicon during the preceding calendar quarter, including, without limitation, the status of Lexicon's development of Mutant Mice and the conduct of the analyses of Research Program Gene Products contemplated by
Section 2.6. Upon request by any member of the Steering Committee for data that supports the summary report, Lexicon shall promptly submit such data to the Steering Committee in writing.

         2.10 Process to Obtain Commercial Licenses for Therapeutic Proteins. At each regularly scheduled quarterly meeting of the Steering Committee at which there have existed [**] Research Program Gene Products that (i) have been Eligible TP Gene Products for a period of at least [**] and (ii) were not Eligible TP Gene Products at the prior Selection Meeting (a "Selection Meeting"), the parties (acting through their Steering Committee representatives) shall have the right to select Eligible TP Gene Products to become Licensed Gene Products and obtain licenses with respect to Therapeutic Protein(s) corresponding to such Eligible TP Gene Product in the Commercialization Field pursuant to Section 4.2 as follows:

                 2.10.1 At the first Selection Meeting, Incyte shall have the first right to select [**} Eligible TP Gene Product to become a Licensed Gene Product and obtain a commercial license under Section 4.2 with respect thereto.

                 2.10.2 At the first Selection Meeting, after Incyte has selected, or elected not to select (under Section 2.10.5 below), [**] Eligible TP Gene Product to become a Licensed Gene Product and to receive a commercial license under Section 4.2 below with respect thereto, Lexicon shall have the next right to select up to [**] Eligible TP Gene Products to become a Licensed Gene Product(s) and obtain a commercial license(s) under Section 4.2 with respect thereto.

                 2.10.3 At each Selection Meeting, after a party has selected since the last selection of an Eligible TP Gene Product by the other party (other than selections made under Section 2.10.5 below) [**] Eligible TP Gene Products to become Licensed Gene Products and to receive commercial licenses under Section 4.2 with respect thereto, the other party shall have the next right to select [**] Eligible TP
         Gene Products to
         become Licensed Gene Products and obtain commercial licenses under
         Section 4.2 with respect thereto.

                 2.10.4 At any Selection Meeting, if there exist less than [**] Eligible TP Gene Products that were not Eligible TP Gene Products at the prior Selection Meeting, then the party with the right to make the next selection of an Eligible TP Gene Product shall have the right to suspend further selection until the next Selection Meeting.

                 2.10.5 At any Selection Meeting, if there exist [**] Eligible TP Gene Products that were not Eligible TP Gene Products at the prior Selection Meeting, and the party (the "Delaying Party") with the right to make the next selection under this Section 2.10 elects not to make such selection prior to the end of such Selection Meeting, then the other party (the "Non-Delaying Party") shall have the right at such Selection Meeting, in its discretion, to accelerate its right to select up to [**] Eligible TP Gene Products to become Licensed Gene Products and obtain commercial licenses under Section 4.2 with respect thereto. Each Eligible TP Gene Product selected by the Non-Delaying Party shall be counted against the number of Eligible TP Gene Products that may be selected by the Non-Delaying Party in accordance with Section 2.10.3 in future Selection Meetings. After the Non-Delaying Party has completed such accelerated selection(s), further selections shall be suspended until the next Selection Meeting, at which time the parties' rights to select Eligible TP Gene Products shall resume in accordance with
         Section 2.10.3.

                 2.10.6 If any Eligible TP Gene Product fails to become a Licensed Gene Product under Section 4.2 within [**] after such Research Program Gene Product becomes an Eligible TP Gene Product, the senior business development officers of each party, together with such other persons as they mutually agree, shall meet to discuss development and commercialization opportunities (including, without limitation, through joint development or licensing efforts) for such Eligible TP Gene Product and Therapeutic Protein(s) corresponding to such Eligible TP Gene Product directed thereto, and whether the time period specified in
         Section 2.10.7 should be extended to permit the parties to pursue such opportunities.

                 2.10.7 Unless otherwise agreed in writing by the parties, each Eligible TP Gene Product that fails to become a Licensed Gene Product under Section 4.2 within [**] after such Gene Product becomes an Eligible TP Gene Product shall thereafter cease to be a Research Program Gene Product or an Eligible TP Gene Product. Following such time, neither party shall thereafter have the right to select such Gene Product as a Licensed Gene Product under Section 4.2. [**]


                          ARTICLE 3. STEERING COMMITTEE

         3.1 Members of Steering Committee; Project Coordinators. The parties shall establish a steering committee (the "Steering Committee"), which shall comprise three representatives designated by each party (or such other number as the parties may agree). The initial members of the Steering Committee are set forth on Exhibit 3.1. The members of the

Steering Committee appointed by each party shall include at least one senior scientific executive. Members of the Steering Committee may be represented at any meeting by a designee appointed by such member for such meeting who has authority to act on behalf of such member. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the parties. The initial chairperson shall be selected by Incyte and is designated on Exhibit 3.1. The party not designating the chairperson shall designate one of its representative members as secretary to the Steering Committee for such year. Each party shall designate an individual (a "Project Coordinator"), who may, but need not, be a member of the Steering Committee to coordinate, on its behalf, the day-to-day interaction of and communication between the parties under this Agreement. Each Project Coordinator shall possess the education, training and experience necessary to make him or her reasonably technically qualified to serve as a Project Coordinator. The initial Project Coordinators are set forth on Exhibit 3.1. Each party shall be free to replace its representative members of the Steering Committee and its Project Coordinator with new appointees who have authority to act on behalf of such party, on notice to the other party.

        3.2 Responsibilities of Steering Committee. The Steering Committee shall be responsible for overseeing and directing the parties' interaction and performance of their respective obligations under this Agreement. Without limiting the generality of the foregoing, its duties shall include:

                 (a) selection and designation of Gene Products from Incyte's LifeSeq Gold database as Research Program Gene Products;

                 (b) prioritizing and reviewing Lexicon's efforts to develop Mutant Mice and conduct analyses of Research Program Gene Products;

                 (c) reviewing and, if appropriate, modifying the research plan contemplated by Section 2.6 for specific Research Program Gene Products;

                 (d) reviewing the results of the analyses of Research Program Gene Products; and

                 (e) addressing issues and resolving differences that may arise between the parties.

         3.3 Meetings of Steering Committee. The Steering Committee shall meet at least once every calendar quarter, and more frequently as the parties deem appropriate, on such dates and at such times as the parties shall agree, on ten
(10) days' written notice to the other party unless such notice is waived by the parties. The first meeting of the Steering Committee shall take place within thirty (30) days after the Effective Date, at Incyte's facility in Palo Alto, California. The Steering Committee may convene or be polled or consulted from time to time by means of telecommunications, videoconferences or correspondence, as deemed necessary or appropriate by the parties. To the extent that meetings are held in person, they shall alternate between the offices of the parties unless the parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members.

         3.4 Decisions.

                  3.4.1 Quorum; Voting. A quorum for a meeting of the Steering Committee shall require the presence of at least one Lexicon member (or designee) and at least one Incyte member (or designee) in person or by telephone. All decisions made or actions taken by the Steering Committee shall be made unanimously by its members, with the Lexicon members cumulatively having one vote and the Incyte members cumulatively having one vote.

                  3.4.2 Dispute Resolution. Except as provided in Section 2.3.1, in the event that unanimity cannot be reached by the Steering Committee with respect to a matter that is a subject of its decision-making authority, then the matter shall be referred for further review and resolution to the Chief Executive Officer of Incyte, or such other similar position designated by Incyte from time to time, and the Chief Executive Officer of Lexicon, or such other similar position designated by Lexicon from time to time. The designated officers of each party shall use reasonable efforts to resolve the matter within [**] after the matter is referred to them. If the designated officers cannot resolve any matter described in Section 3.2 within such [**] period, the matter shall be decided by the designated officer of Lexicon in good faith, taking into account the reasonable commercial interests of Incyte and the express provisions of this Agreement.

         3.5 Minutes. Within fifteen (15) days after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee. The secretary shall be responsible for circulation of all draft and final minutes. Draft minutes shall be first circulated to the chairperson, edited by the chairperson and then circulated in final draft form to all members of the Steering Committee sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the Steering Committee.

         3.6 Term. The Steering Committee shall exist until the termination or expiration of the Collaboration Term and for such longer period as necessary to perform the responsibilities assigned to it under this Agreement.

         3.7 Expenses. Each party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the Steering Committee.


                           ARTICLE 4. GRANTS OF RIGHTS

         4.1 Grant of Rights and Licenses in the Research Field.

                 4.1.1 By Incyte. Subject to the terms of this Agreement, during the Collaboration Term, Incyte hereby grants to Lexicon and its Affiliates, within the Territory, a non-exclusive right and license (without any right to sublicense) under the Incyte Patent Rights and Incyte Know-How with respect to Research Program Gene

         Products and, to the extent licensed to Lexicon in the Commercialization Field, Licensed Gene Products solely in the Research Field.

                 4.1.2 By Lexicon. Subject to the terms of this Agreement, during the Collaboration Term, Lexicon hereby grants to Incyte and its Affiliates, within the Territory, a non-exclusive right and license (without any right to sublicense) under the Lexicon Patent Rights and Lexicon Know-How with respect to Research Program Gene Products and, to the extent licensed to Incyte in the Commercialization Field, Licensed Gene Products solely in the Research Field.

                 4.1.3 Restrictions on Clinical Development of Therapeutic Proteins. Neither party nor their respective Affiliates shall submit an IND for any Therapeutic Protein that incorporates or is derived from any Research Program Gene Product, or administer to humans any such Therapeutic Protein, unless and until such party has received a license under Section 4.2 for such Gene Product in the Commercialization Field.

         4.2 Grant of Rights and Licenses to Therapeutic Proteins in the Commercialization Field.

                 4.2.1 By Incyte. Subject to the terms of this Agreement, with respect to Gene Products selected for a Therapeutic Protein license by Lexicon in accordance with Section 2.10, Incyte hereby grants to Lexicon and its Affiliates, within the Territory, (i) a non-exclusive license, with the right to sublicense under Incyte Know-How with respect to Licensed Gene Products to discover, develop, make, have made, import, use, have used, offer for sale, sell and have sold Therapeutic Proteins in the Commercialization Field and (ii) an exclusive license, with the right to sublicense, under the Incyte Patent Rights and Incyte's interest in any Joint Patent Rights and Joint Know-How with respect to Licensed Gene Products (including any Therapeutic Protein that incorporates or is derived from any such Licensed Gene Product) to discover, develop, make, have made, import, use, have used, offer for sale, sell and have sold Therapeutic Proteins in the Commercialization Field. Any sublicense under this Section 4.2.1 shall be set forth in a written agreement containing confidentiality, non-use, ownership of intellectual property and audit provisions consistent with and no less restrictive than those contained herein, shall be subject and subordinate to the terms and conditions of this Agreement, and shall obligate the sublicensee to make the milestone and royalty payments required hereunder; provided that Lexicon shall remain responsible for all payments due to Incyte hereunder. Lexicon shall provide Incyte with a copy of each sublicense agreement promptly after executing the same; provided, however, that subject to the exceptions set forth in Section 1.6, each such sublicense agreement shall be Confidential Information of Lexicon.

                 4.2.2 By Lexicon. Subject to the terms of this Agreement, with respect to Gene Products selected for a Therapeutic Protein license by Incyte in accordance with Section 2.10, Lexicon hereby grants to Incyte and its Affiliates, within the Territory, an exclusive license, with the right to sublicense, under the Lexicon Patent Rights, Lexicon Know-How and Lexicon's interest in any Joint Patent Rights and Joint Know-How with respect to Licensed Gene Products (including any Therapeutic Protein that incorporates or is derived from any such Licensed Gene Product) to discover, develop, make, have made, import, use, have used, offer for sale, sell and have sold Therapeutic Proteins in the Commercialization Field. Any sublicense under this Section 4.2.2 shall be set forth in a written agreement containing confidentiality, non-use, ownership of intellectual property and audit provisions consistent with and no less restrictive than those contained herein, shall be subject and subordinate to the terms and conditions of this Agreement, and shall obligate the sublicensee to make the milestone and royalty payments required hereunder; provided that Incyte shall remain responsible for all payments due to Lexicon hereunder. Incyte shall provide Lexicon with a copy of each sublicense agreement promptly after executing the same; provided, however, that subject to the exceptions set forth in
         Section 1.6, each such sublicense agreement shall be Confidential Information of Incyte.

         4.3 Grant of Rights and Licenses to Products Other than Therapeutic Proteins in the Commercialization Field.

                 4.3.1 By Incyte. Subject to the terms of this Agreement, Incyte hereby grants to Lexicon and its Affiliates, within the Territory, a non-exclusive license, with the limited right to sublicense subject to the conditions of Section 4.3.3, under the Incyte Patent Rights, Incyte Know-How and Incyte's interest in any Joint Patent Rights and Joint Know-How with respect to Licensed Gene Products (including any Diagnostic Product that incorporates or is derived from any such Licensed Gene Product) to discover, develop, make, have made, import, use, have used, offer for sale, sell and have sold Diagnostic Products and Drug Products in the Commercialization Field.

                 4.3.2 By Lexicon. Subject to the terms of this Agreement, Lexicon hereby grants to Incyte and its Affiliates, within the Territory, a non-exclusive license, with the limited right to sublicense subject to the conditions of Section 4.3.3, under the Lexicon Patent Rights, Lexicon Know-How and Lexicon's interest in any Joint Patent Rights and Joint Know-How with respect to Licensed Gene Products (including any Diagnostic Product that incorporates or is derived from any such Licensed Gene Product) to discover, develop, make, have made, import, use, have used, offer for sale, sell and have sold Diagnostic Products and Drug Products in the Commercialization Field.

                 4.3.3 Conditions for Grant of Sublicenses. The parties and their respective Affiliates shall have the limited right to grant sublicenses under the licenses granted under this Section 4.3, on a Licensed Gene Product-by-Licensed Gene Product basis; provided, however, that without the prior written consent of the party granting a license under this Section 4.3, no such sublicense with respect to a Licensed Gene Product (including any Diagnostic Product that incorporates or is derived from any such Licensed Gene Product) may be granted to any Third Party in the absence of (i) a corresponding license or sublicense of rights to a given Drug Product discovered, researched and under bona fide commercial development (at least through the stage of the demonstration of pre-clinical efficacy in animal studies) by the party granting such sublicense and (ii) the license or sublicense of patent rights pertaining thereto owned by, licensed to or controlled by the party granting such sublicense. Except as provided in this Section 4.3.3 (and the relevant provisions of Section 4.3.1 or 4.3.2, as applicable), neither party nor any of their Affiliates shall have any right to grant any sublicense under the licenses granted to such party under this Section 4.3.

         4.4 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other party, including items owned, controlled or developed by, or licensed to, the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.


                               ARTICLE 5. PAYMENTS

         5.1 Research Funding. In consideration for and as a contribution toward the Lexicon's costs of development and analysis of Mutant Mice relating to Research Program Gene Products, Incyte shall provide Lexicon with research funding on the following schedule:

                 (a) [**} payable [**], for the research to be conducted during [**] of the Collaboration Term;

                 (b) [**] on [**], for the research to be conducted during [**] of the Collaboration Term;

                 (c) [**] for the research to be conducted during the [**] of the Collaboration Term, payable [**]; and

                 (d) [**]for the research to be conducted during [**] of the Collaboration Term, payable [**].

In the event of termination of the Collaboration Term on the third anniversary of the Effective Date pursuant to Section 11.1.1, then the payments specified under Section 5.1(c) and (d) above shall not be due to Lexicon.

         5.2 Milestone Payments for Therapeutic Proteins and Drug Products.

                 5.2.1 The party that holds a commercial license under Section
         4.2 and/or 4.3 with respect to a given Licensed Gene Product (the "Product Licensee") shall pay the other party (the "Product Licensor") the following milestone payments for each Therapeutic Protein that incorporates or is derived from such Licensed Gene Product, and each Drug Product that is discovered, identified, developed, made, selected, characterized or determined to have utility using such Licensed Gene
         Product:



                    MILESTONE                                    AMOUNT OF MILESTONE PAYMENT
                    ---------                                    ---------------------------

                                                       THERAPEUTIC PROTEIN              DRUG PRODUCT
                                                       -------------------              ------------


         [*




                                                                                                  *]


                 5.2.2 Each Product Licensee shall promptly notify the Product Licensor of the first occurrence of any milestone with respect to each Therapeutic Protein that incorporates or is derived from such Licensed Gene Product, and each Drug Product that is discovered, identified, developed, made, selected, characterized or determined to have utility using such Licensed Gene Product, and milestone payments shall be made within [**] after such occurrence. Milestone payments shall be made only once with respect to any given Product, regardless of the number of indications sought (or approvals obtained) for such Product, whether alone or in combination with other products, and regardless of any new dosage strengths, preparations or forms of administration for such Product.

                 5.2.3 If the Product Licensee with respect to a given Licensed Gene Product develops a back-up Product for a Product (of the same category; e.g., a Drug Product may be a back up Product for another Drug Product, but may not be a back-up or follow-on Product for a Therapeutic Protein) on which such Product Licensee is already making milestone payments, then such Product Licensee may conduct clinical development on such back-up or follow-on Products and shall not be obligated to make any milestone payments with respect to any such back-up or follow-on Product, except as otherwise provided below. In the event that a particular Product is dropped from active clinical development work or marketing for safety or efficacy reasons and is specifically replaced with a different Product, such new Product shall be deemed a "Replacement Product." A Product Licensee shall not be obligated to make milestone payments that were earlier made with respect to a dropped Product and replaced by a Replacement Product (provided that the replacement Product is of the same category as the dropped Product, as described above), but, subject to Section 5.2.2, such Product Licensee shall pay all milestone payments for milestone events achieved by such Replacement Product that had not been achieved by such dropped Product.

         5.3 Royalties Payable for Products.

                 5.3.1 Royalties on Net Sales. In consideration of the licenses granted under Sections 4.2 and/or 4.3, as applicable, a Product Licensee shall pay to the Product Licensor the following royalty on cumulative Net Sales of each Product by the Product Licensee, its sublicensee(s) and their respective Affiliates:

                                     THERAPEUTIC PROTEIN          DRUG PRODUCT         DIAGNOSTIC PRODUCT
                                     -------------------          ------------         ------------------
         [*


                                                                                               *]


         [**]


                 5.3.2 Royalty Reports; Exchange Rates. During the term of this Agreement following the First Commercial Sale of any Product, the Product Licensee shall, within [**] after each calendar quarter, furnish to the Product Licensor a written quarterly report showing: (i) the gross sales and Net Sales of Products sold during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; (iv) the dates of the First Commercial Sales of Products in any country during the reporting period; and (v) the exchange rates used in determining the amount of United States dollars payable hereunder. Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by the Product Licensee for financial accounting purposes. If no royalty or payment is due for any royalty period hereunder, the Product Licensee shall so report. Each Product Licensee shall keep, and shall require its sublicensees to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

                 5.3.3 Audits. Upon the written request of a Product Licensor, the Product Licensee shall permit an independent certified public accountant selected by the Product Licensor and acceptable to the Product Licensee, which acceptance shall not be unreasonably withheld, to have access, at reasonable times and during normal business hours, to such records of the Product Licensee as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than [**] prior to the date of such request. The Product Licensor and the Product Licensee shall use commercially reasonable efforts to schedule all such verifications within [**] after the Product Licensor makes its written request. All such verifications shall be conducted not more than once in, or with respect to, each calendar year. The report of the Product Licensor's independent certified public accountant shall be made available to both parties. Subject to the Product Licensee's rights under Section 12.6, in the event the Product Licensor's independent certified public accountant concludes that additional royalties were owed to the Product Licensor for such period, the additional royalty shall be paid by the Product Licensee within [**] of the date the Product Licensor delivers to the Product Licensee such independent certified public accountant's written report so concluding, unless such report contains manifest error. In the event the Product Licensor's independent certified public accountant concludes that there was an overpayment of royalties to the Product Licensor during such period, the overpayment shall be repaid by the Product Licensor within [**] of the date the Product Licensor received such independent certified public accountant's written report so concluding, unless such report contains manifest error. The fees charged by such independent certified public accountant shall be paid by the Product Licensor unless such audit discloses an underpayment of more than [**] of the amount due under this Agreement for the period in question, in which case the Product Licensee will bear the full cost of such audit. The Product Licensee shall include in each agreement with each applicable sublicensee a provision requiring such sublicensee to make reports to the Product Licensee, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by the Product Licensor's independent certified public accountant to the same extent required of the Product Licensee under this Agreement. The Product Licensor agrees that all information subject to review under this Section 5.3.3 or under any agreement with a sublicensee of the Product Licensee is confidential and that the Product Licensor shall cause its independent certified public accountant to retain all such information in confidence. The Product Licensor's independent certified public accountant shall only report to the Product Licensor as to the computation of the royalties and other payments due to the Product Licensor under this Agreement and shall not disclose to the Product Licensor any other information of the Product Licensee or its sublicensee.

                 5.3.4 Royalty Payment Terms. Royalty payments for each calendar quarter shall be due at the time the Product Licensee's report under
         Section 5.3.2 for such calendar quarter shall be due.

         5.4 Withholding Taxes. In the event that any royalties or other payments due to a Product Licensor are subject to withholding tax required by law to be paid to the taxing authority of any foreign country, the amount of such tax may be withheld from the applicable royalties or other payment due the Product Licensor. The Product Licensee shall promptly pay such tax on behalf of the Product Licensor and shall furnish the Product Licensor with a certificate of withholding tax so deducted for the Product Licensor's avoidance of duplicate taxation in United States. The Product Licensee may not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, except to the extent same are paid on behalf of, or for the benefit of, the Product Licensor. The Product Licensee shall maintain official receipts of payment of any such withholding taxes and shall forward such receipts to the Product Licensor.

         5.5 No Duplication of Milestone Payments or Royalties. Milestone and royalty payments made by either party with respect to Drug Products and Diagnostic Products under this Agreement shall be in lieu of any milestone or royalty payments that might otherwise be payable (i) by Incyte under the LexVision Database and Collaboration Agreement between Lexicon and Incyte of even date herewith and (ii) by Lexicon under the LifeSeq Gold Collaborative Agreement between Lexicon and Incyte of even date herewith.

         5.6 Blocked Currency. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Product Licensee shall give the Product Licensor prompt written notice and shall pay the royalty due under this Article 5 through such means or methods as are lawful in such country as the Product Licensor may reasonably designate. Failing the designation by the Product Licensor of such lawful means or methods within [**] after such written notice is given to the Product Licensor, the Product Licensee shall deposit such royalty payment in local currency to the credit of the Product Licensor in a recognized banking institution designated by the Product Licensor, or if none is designated by the Product Licensor within the [**] period described above, in a recognized banking institution selected by the Product Licensee and identified in a written notice to the Product Licensor by the Product Licensee, and such deposit shall fulfill all obligations of the Product Licensee to the Product Licensor with respect to such royalties.

         5.7 Interest on Late Payments. A Product Licensor shall have the right to seek to collect interest on any payments that are not paid on or before [**] after the date such payments are due under this Agreement at a rate of [**] per month, calculated on the total number of days payment is delinquent; provided, however, that interest shall not accrue pursuant to this Section 5.7 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; provided, further that interest shall accrue pursuant to this
Section 5.7 in the event such dispute has been resolved in the Product Licensor's favor if payment is not made promptly thereafter.

         5.8 Manner of Payment. Except as provided in Section 5.6, payments to be made by a Product Licensee to the Product Licensor under this Agreement shall be payable in United States dollars and shall be paid by check delivered to the Product Licensor at its principal office at the address for notice indicated in this Agreement or bank wire transfer in immediately available funds to such bank account in the state in which such principal office is located as is designated in writing by the Product Licensor from time to time.


                    ARTICLE 6. PRODUCT DEVELOPMENT DILIGENCE

         6.1 Diligence Obligations.

                 6.1.1 Each party shall use commercially reasonable efforts to actively research, develop and obtain regulatory approvals to market Products in major markets throughout the world as expeditiously as possible, and following such approval to maximize Net Sales of such Products.

                 6.1.2 Without limiting the generality of the obligations set forth in Section 6.1.1 above, each party that holds a commercial license under Section 4.2 with respect to a given Licensed Gene Product, its sublicensee(s) or their respective Affiliates shall file an IND with the FDA for at least one (1) Therapeutic Protein that incorporates or is derived from such Licensed Gene Product within [**] after the effective date of the commercial license therefor. After the filing of such IND, such party, its sublicensee or their respective Affiliates shall have an active IND and be actively and diligently conducting clinical trials in pursuit of regulatory approval in the United States for a Therapeutic Protein that incorporates or is derived from such Licensed Gene Product until at least one (1) such Therapeutic Protein may be sold in the United States for use in the Commercialization Field.

         6.2 Effect of Failure to Satisfy Diligence Obligations.

                 6.2.1 With respect to each Licensed Gene Product for which the licensee fails to timely satisfy its diligence obligations under
         Section 6.1 above, at the option of the other party as its sole and exclusive remedy therefor, (i) the commercial licenses granted under
         Section 4.2 with respect to such Licensed Gene Product shall terminate,
         (ii) the licensee shall deliver to the other party copies of all data, information, registrations and applications therefor relating to Therapeutic Proteins that incorporate or are derived from such Licensed Gene Product, and (iii) the other party shall have the right, within the period of [**] following the licensee's delivery of such copies, to obtain a commercial license under Section 4.2 for such Gene Product by delivering written notice thereof to the licensee. If the other party fails to exercise such right within the applicable time period, neither party shall thereafter have the right to select such Gene Product as a Licensed Gene Product under Section 4.2. 6.2.2 With respect to each Gene Product for which a party exercises its right, under Section 6.2.1, to obtain a commercial license regarding such Gene Product, the other party promptly shall deliver to such party all materials and copies of all data and information, and shall assign and transfer to such party registrations and applications therefor relating to Therapeutic Proteins that incorporate or are derived from such Licensed Gene Product.

         6.3 Research and Development Reports. Each party shall keep complete and accurate records of its activities conducted under this Agreement and the results thereof. Within [**] after the end of each calendar year following the end of the Collaboration Term, each party shall prepare and provide the other party with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date with respect to the development and/or commercialization of Products.


                        ARTICLE 7. INTELLECTUAL PROPERTY

         7.1 Ownership of Intellectual Property.

                 7.1.1 Ownership by Incyte of the Incyte Technology. Subject to the rights and licenses granted under this Agreement, Incyte (and its licensors, as applicable) shall own and retain all rights to the Incyte Technology.

                 7.1.2 Ownership by Lexicon of the Lexicon Technology. Subject to the rights and licenses granted under this Agreement, Lexicon (and its licensors, as applicable) shall own and retain all rights to the Lexicon Technology.

                 7.1.3 Ownership of Mutant Mice and Progeny. Subject to the rights and licenses granted under this Agreement, Lexicon shall own and retain all rights to the Mutant Mice and any successive generations thereof, including without limitation the right to use, produce, breed, sell or license the Mutant Mice or any successive generations thereof, and to use any cells derived by Lexicon from the Mutant Mice or any successive generations thereof; provided, however, that nothing in this Section 7.1.3 shall give Lexicon any ownership or sublicensing rights in any Incyte Technology. To the extent that Lexicon makes commercially available Mutant Mice and any successive generations thereof, Lexicon shall provide Incyte access to such Mutant Mice under terms substantially similar to those offered by Lexicon to third parties generally.

                 7.1.4 Ownership of Inventions Arising from Analysis of Mutant Mice. Subject to the rights and licenses granted under this Agreement, Lexicon shall own and retain all rights to any Invention that is conceived or first reduced to practice by Lexicon or any of its Affiliates during the course of any analysis of Mutant Mice performed under this Agreement, including, without limitation, during the course of the analyses contemplated by Section 2.6 and the research plan contemplated by Exhibit 2.6. Subject to the rights and licenses granted under this Agreement, (i) each party shall own and retain all rights to all Inventions which are not Joint Inventions and which are conceived or reduced to practice solely by its employees, Affiliates or agents, and (ii) the parties shall jointly own all Joint Inventions, and each owner of a Joint Invention shall have and retain sole and exclusive title to its interest in such Joint Invention, in each case that are conceived or first reduced to practice by such party or any of its Affiliates as a result of research conducted by such party, using Mutant Mice or progeny thereof, outside the scope of the work performed by Lexicon under this Agreement; provided, that, the responsibility for patent filing with respect to each Joint Invention developed hereunder shall be as set forth in Section 7.2.

                 7.1.5 Ownership of Other Intellectual Property. Subject to
         Article 4 and Sections 7.1.1 through 7.1.4, (i) each party shall own and retain all rights to all Inventions which are not Joint Inventions and which are conceived or reduced to practice solely by its employees, Affiliates or agents, and (ii) the parties shall jointly own all Joint Inventions, and each owner of a Joint Invention shall have and retain sole and exclusive title to its interest in such Joint Invention; provided, that, the responsibility for patent filing with respect to each Joint Invention developed hereunder shall be as set forth in
         Section 7.2.

         7.2 Responsibility for Patents.

                 7.2.1 Solely Owned Inventions. Each party shall have the right, but not the obligation, at its sole expense, to prepare, file, prosecute and maintain any patent applications, patents, registration of copyrights or other intellectual property rights directed to any Invention owned solely by such party. Notwithstanding the foregoing, in the event that a party has granted the other party an exclusive license under Section 4.2 under patent applications, patents, registration of copyrights or other intellectual property rights directed to an Invention owned solely by such party, such party shall keep the other party reasonably informed of, and consulting with the other party with respect to, all significant actions relating thereto, and permitting the other party to reasonably participate, at its own expense, therein. In the event such party elects not to continue to prosecute or maintain any patent application or patent directed to such Invention, the other party shall have the right to assume such responsibility at its own expense, keeping the first party reasonably informed of, and consulting with such party with respect to, all significant actions relating thereto, and permitting such party to reasonably participate, at its own expense, therein.

                 7.2.2 Jointly Owned Inventions. The Steering Committee shall determine whether, and in what jurisdictions, to seek patent protection with respect to any Joint Invention that is not exclusively licensed to a party. Lexicon shall have the first right to assume responsibility at its sole expense for the preparation, filing, prosecution and maintenance of any patent applications and patents, or registration of copyright or other intellectual property rights directed to such Joint Inventions, keeping Incyte reasonably informed of, and consulting with Incyte with respect to, all significant actions relating thereto. In addition, Lexicon shall permit Incyte to reasonably participate, at its own expense, in preparation, filing, prosecution and maintenance of any patent applications and patents, or registration of copyright or other intellectual property rights directed to such Joint Inventions. If Lexicon elects not to assume such responsibility, Incyte shall have the right to do so at its sole expense, keeping Lexicon reasonably informed of, and consulting with Lexicon with respect to, all significant actions relating thereto. In addition, Incyte shall permit Lexicon to reasonably participate, at its own expense, in preparation, filing, prosecution and maintenance of any patent applications and patents, or registration of copyright or other intellectual property rights directed to such Joint Inventions. Notwithstanding the foregoing, in the event that a party has granted the other party an exclusive license under Section 4.2 under patent applications, patents, registration of copyrights or other intellectual property rights directed to a Joint Invention, the party holding the exclusive license shall have the first right to assume responsibility at its sole expense for the preparation, filing, prosecution and maintenance of any patent applications and patents, or registration of copyright or other intellectual property rights directed to such Joint Invention, keeping the licensing party reasonably informed of, and consulting with such other party with respect to, all significant actions relating thereto. In addition, the party assuming such responsibility shall permit the other party to reasonably participate, at its own expense, in preparation, filing, prosecution and maintenance of any patent applications and patents, or registration of copyright or other intellectual property rights directed to such Joint Invention. In the event the party holding the exclusive license elects not to assume such responsibility, or elects not to continue to prosecute or maintain any patent application or patent directed to such Joint Invention, the licensing party shall have the right to assume such responsibility at its own expense, keeping the party holding the exclusive license reasonably informed of, and consulting with such party with respect to, all significant actions relating thereto, and permitting such party to reasonably participate, at its own expense, therein.

         7.3 Patent Enforcement; Infringement. Each party shall have the right, but not the obligation, to take action against any Third Party who is, or is allegedly, infringing any patent contemplated by this Agreement that such party owns or, in the field of an exclusive license granted hereunder, that such party exclusively licenses hereunder. Each party shall promptly inform the other party of any such infringement or alleged infringement of such other party's patents, to the extent the first party is aware of same. In the event a party's exercise of any of the rights granted to it hereunder gives rise to a claim of infringement of a patent owned by a Third Party, the Steering Committee (or, if no Steering Committee is then in existence, the Chief Executive

Officer of Incyte, or such other appropriate officer of Incyte, and the Chief Executive Officer of Lexicon, or such other appropriate officer of Lexicon) shall confer and agree upon the best method for responding to and/or defending against such claim and how the costs thereof and the payment of any damages (and, in the event of any counterclaims, the receipt of any damages) with respect thereto shall be allocated between the parties. Any such determination shall take into account each party's significant interest in controlling any defense of a claim made against itself and the respective parties' indemnification obligations under Article 10.


                           ARTICLE 8. CONFIDENTIALITY

         8.1 Nondisclosure Obligations.

                 8.1.1 General. Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of five years thereafter, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement.

                 8.1.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (i) a party may disclose to Third Parties Confidential Information it is otherwise obligated not to disclose under this Section 8.1, to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential hereunder; and (ii) a party or its sublicensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and to commercially market, Products pursuant to this Agreement. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

                 8.1.3 Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

         8.2 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 8 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 8.

         8.3 Publication. Incyte and/or Lexicon (each, a "Submitting Party") may each publish or present data and/or results relating to a Research Program Gene Product or a Licensed Gene Product or Product for which the Submitting Party holds a license in the Commercialization Field, subject to the prior review of the proposed disclosure by the other party (each, a "Reviewing Party"), solely to determine (i) whether the proposed disclosure contains the Confidential Information of the Reviewing Party or (ii) whether the information contained in the proposed disclosure should be the subject of a patent application to be filed by the Reviewing Party prior to such disclosure. Each Submitting Party shall provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses the results of research relating to the Research Program Gene Product, Licensed Gene Product or Product by delivering a copy thereof to the Reviewing Party no less than [**] before its intended submission for publication or presentation. The Reviewing Party shall have [**] from its receipt of any such abstract, manuscript or presentation in which to notify the Submitting Party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Reviewing Party. In the event the Reviewing Party objects to the disclosure, the Submitting Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Reviewing Party is given a reasonable additional period of time (not to exceed an additional [**]) to seek patent protection for any material in the disclosure which the Reviewing Party believes is patentable (subject, in all events, to Section 8.2) or, in the case of Confidential Information, to allow the Submitting Party to delete any Confidential Information of the Reviewing Party from the proposed disclosure. The Submitting Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request.

                    ARTICLE 9. REPRESENTATIONS AND WARRANTIES

         9.1 Representations, Warranties and Covenants of Lexicon. Lexicon represents and warrants to and covenants with Incyte that:

                 9.1.1 Lexicon is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

                 9.1.2 Lexicon has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Incyte in this Agreement;

                 9.1.3 Lexicon has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                 9.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Lexicon, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 9.1.5 the performance of Lexicon's obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

                 9.1.6 Lexicon will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

         9.2 Representations, Warranties and Covenants of Incyte. Incyte represents and warrants to and covenants with Lexicon that:

                 9.2.1 Incyte is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Delaware;

                 9.2.2 Incyte has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Lexicon in this Agreement;

                 9.2.3 Incyte has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                 9.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Incyte enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 9.2.5 the performance of its obligations under this Agreement will not conflict with Incyte's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

                 9.2.6 Incyte will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

         9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY GENE PRODUCT, MUTANT MOUSE, PATENT RIGHTS, GOODS, SERVICES OR

ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. IN ADDITION, LEXICON ACKNOWLEDGES THAT THE LIFESEQ GOLD DATABASE MAY CONTAIN INFORMATION THAT IS COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES, AND INCYTE ACKNOWLEDGES THAT THE GENERATION OR USE OF A MUTANT MOUSE MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES. EACH PARTY ACKNOWLEDGES THAT EXERCISE BY IT OF THE RIGHTS AND LICENSES GRANTED TO IT PURSUANT TO ARTICLE 4 HEREOF MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES.

         9.4 Limited Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER LEXICON NOR INCYTE WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

                              ARTICLE 10. INDEMNITY

         10.1 Incyte Indemnity Obligations. Incyte agrees to defend, indemnify and hold Lexicon, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys' fees and costs of litigation) arising as a result of: (i) actual or asserted violations of any applicable law or regulation by Incyte, its sublicensees and their respective Affiliates by virtue of which any Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (ii) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Products by Incyte, its sublicensees and their respective Affiliates; (iii) a Product recall ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties hereto; or (iv) Incyte's breach of any of its representations, warranties or covenants hereunder.

         10.2 Lexicon Indemnity Obligations. Lexicon agrees to defend, indemnify and hold Incyte, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys' fees and costs of litigation) arising as a result of: (i) actual or asserted violations of any applicable law or regulation by Lexicon, its sublicensees and their respective Affiliates by virtue of which any Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (ii) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Products by Lexicon, its sublicensees and their respective Affiliates; (iii) a Product recall ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties hereto; or (iv) Lexicon's breach of any of its representations, warranties or covenants hereunder.

         10.3 Limitation on Indemnity Obligations. Neither party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 10.1 or 10.2, respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent, reckless or intentional act or omission by such party, its directors, officers, employees or authorized agents.

         10.4 Procedure. If a party or any of its Affiliates or their respective employees or agents (collectively, the "Indemnitee") intends to claim indemnification under this Article 10, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 10, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor's ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 10. The Indemnitee under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         10.5 Insurance. Each party shall maintain appropriate product liability insurance (and/or self-insurance) with respect to development, manufacture and sale of Products by such party in such amount as such party customarily maintains with respect to sales of its other products. Each party shall maintain such insurance for so long as it continues to manufacture or sell Products, and thereafter for so long as such party customarily maintains insurance with respect to sales of its other products.


                     ARTICLE 11. EXPIRATION AND TERMINATION

         11.1 Collaboration Term.

                 11.1.1 Expiration. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 11, the Collaboration Term shall commence on the Effective Date and shall expire on the fifth anniversary thereof; provided that either party shall have the right, in its sole discretion, to terminate the Collaboration Term on the third anniversary of the Effective Date by delivering [**] advance written notice of such termination; and provided, further, that the Collaboration Term may be extended upon the election of both parties by a written agreement having terms mutually agreeable to both parties.

                 11.1.2 Effect of Expiration of Collaboration Term. Following the expiration of the Collaboration Term, Lexicon shall have no further obligation under this Agreement to perform additional research relating to Gene Products, except for the completion of Lexicon's research contemplated by Section 2.6 regarding Research Program Gene Products for which the development of Mutant Mice had been completed prior to the expiration of the Collaboration Term. The rights and obligations of Incyte and Lexicon under Sections 2.7 through 2.10 and Section 4.1 shall continue with respect to Gene Products that remain Eligible TP Gene Products at the end of the Collaboration Term (or that become Eligible TP Gene Products upon completion of Lexicon's research contemplated by Section 2.6 regarding Research Program Gene Products for which the development of Mutant Mice had been completed prior to the expiration of the Collaboration Term) until such Gene Products are no longer Eligible TP Gene Products. The rights and obligations of Incyte and Lexicon under this Agreement shall continue with respect to Licensed Gene Products for which such party has been granted rights under Sections 4.2 and/or 4.3 (including Gene Products that become Licensed Gene Products upon completion of Lexicon's research contemplated by Section 2.6 regarding Research Program Gene Products for which the development of Mutant Mice had been completed prior to the expiration of the Collaboration Term), subject to such party's compliance with the surviving terms and conditions of this Agreement.

         11.2 Expiration. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 11, this Agreement shall expire and the licenses granted by each party to the other party hereunder shall become fully paid, on a Licensed Gene Product-by-Licensed Gene Product and country-by-country basis, on the latest to occur of (i) [**] after the Effective Date, (ii) [**] after the First Commercial Sale of a Product relating to such Licensed Gene Product or (iii) upon the last to expire of any Valid Claim included in the Product Patent Rights, or the Lexicon Patent Rights or Incyte Patent Rights claiming the Licensed Gene Product relating thereto, in such country.

         11.3 Events of Default. An Event of Default by either party shall have occurred upon (i) the occurrence of a material breach of this Agreement if such party fails to remedy such breach within [**] after written notice thereof by the non-breaching party ([**] in the event of a party's failure to make a payment required hereunder) or, if remediation of such breach in [**] is not practicable, if such party fails to commence and diligently pursue such remediation during such [**] period, or (ii) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such party that is not dismissed or otherwise disposed of within [**] thereafter.

         11.4 Effect of an Event of Default. In the event of an Event of Default, the non-defaulting party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 3.4.2, 9.4 and 12.6 hereof, to terminate this Agreement upon [**] notice thereof to the other party, in which case (i) the licenses granted to the defaulting party pursuant to Article

4 shall terminate and (ii) the defaulting party shall return to the non-defaulting party or, upon the non-defaulting party's written instruction, destroy all information, materials or documentation provided by the non-defaulting party pursuant to this Agreement, including, without limitation, any materials relating to Gene Products and all information relating thereto and any copies thereof (including electronic copies); provided that such termination shall apply to the rights and licenses granted to the defaulting party under
Section 4.2 and/or 4.3 with respect to a Licensed Gene Product and related Products only in the event, and to the extent, that such Event of Default relates to such specific Licensed Gene Product or related Products. In the event of a termination by Incyte of this Agreement during the Collaboration Term as a result of an Event of Default relating to Lexicon, Lexicon will refund to Incyte that portion of the research funding previously paid by Incyte for the periods during the Collaboration Term following such termination, pro rated equally over the period of the Collaboration Term for which Incyte made such payment. The rights and licenses granted to the defaulting party under Section 4.2 and/or 4.3 with respect to any Licensed Gene Product and related Products with respect to which no Event of Default has occurred shall, subject to such party's obligations to pay milestones and royalties pursuant to Article 5, continue.

         11.5 Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 7, 8, 9, 10 and 11, and Sections 12.2 through 12.6 hereof shall survive the expiration or termination of this Agreement. The provisions of Sections 5.2 through 5.8 hereof and Article 6 shall survive any termination of this Agreement under which a party, its sublicensees or their respective Affiliates retains the right to sell Products until such time as this Agreement would have expired with respect to any Product, as the case may be, in any country pursuant to Section
11.2 hereof had this Agreement not been earlier terminated.

                            ARTICLE 12. MISCELLANEOUS

         12.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         12.2 Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either party without the consent of the other party; provided, however, that either Lexicon or Incyte may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of such portion of a party's assets that includes rights under this Agreement to an unrelated Third Party;

provided, further, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the parties otherwise agree.

         12.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

12.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the notification parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to Lexicon:  Lexicon Genetics Incorporated
                         4000 Research Forest Drive
                         The Woodlands, Texas 77381
                         Attention: Arthur T. Sands, M.D., Ph.D.
                                    President and Chief Executive Officer
                         Telephone: (281) 364-0100
                         Facsimile: (281) 863-8095

                         With a copy to:

                         Lexicon Genetics Incorporated
                         4000 Research Forest Drive
                         The Woodlands, Texas 77381
                         Attention: Jeffrey L. Wade
                                    Executive Vice President and General Counsel
                         Telephone: (281) 364-0100
                         Facsimile: (281) 863-8321

         If to Incyte:   Incyte Genomics, Inc.
                         3174 Porter Drive
                         Palo Alto, CA  94304
                         Attention: Roy Whitfield
                                    Chief Executive Officer
                         Telephone: 650-855-0555
                         Facsimile: ____________

                           With a copy to:

                         Incyte Genomics, Inc.
                         3174 Porter Drive
                         Palo Alto, CA  94304
                         Attention: Lee Bendekgey
                                    Executive Vice President and General Counsel
                         Telephone: 650-855-0555
                         Facsimile: ____________

All such communications shall be effective upon receipt.

         12.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of law principles thereof.

         12.6 Dispute Resolution. Subject to Section 3.4.2, the parties hereby agree that they will first attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Lexicon and by the Chief Executive Officer (or the equivalent position) of Incyte (the "Representatives"). If the matter has not been resolved within [**] of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, the parties shall be free to pursue all available recourse both at law and in equity.

         12.7 Entire Agreement. This Agreement, together with the exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         12.8 Publicity. Lexicon and Incyte each agree not to disclose any terms or conditions of this Agreement to any Third Party without consulting the other party prior to such disclosure. Notwithstanding the foregoing, prior to execution of this Agreement, Lexicon and Incyte shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the existence and general nature of this transaction, and Lexicon and Incyte may disclose such information without consulting the other party. The parties may thereafter from time to time mutually agree on revisions to material to be used as a routine reference, which revisions shall be submitted by one party for the review and approval of the other party at least ten (10) days prior to the anticipated use or disclosure of the revised material, such approval not to be unreasonably withheld. The terms of this Agreement shall be treated as the Confidential Information of Lexicon and Incyte, and, except to the extent required by applicable law, shall not be disclosed to anyone (except for the parties' respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement) without the written permission of Incyte or Lexicon. If either party desires to release a separate announcement relating to this Agreement, it shall first allow the other party to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed.

         12.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         12.10 No Partnership. It is expressly agreed that the relationship between Lexicon and Incyte shall not constitute a partnership, joint venture or agency. Neither Lexicon nor Incyte shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         12.11 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Lexicon and Incyte agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Lexicon and Incyte agree to obtain similar covenants from their licensees, sublicensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 12.11.

         12.12 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      * * *

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.


LEXICON GENETICS INCORPORATED




By:                                              Date:
   -----------------------------------------           -------------------------
    Arthur T. Sands, M.D., Ph.D.
    President and Chief Executive Officer





INCYTE GENOMICS, INC.




By:                                              Date:
   -----------------------------------------           -------------------------

Name:
      --------------------------------------

Title:
         -----------------------------------

                                  EXHIBIT 1.32


                 ALLOCATION OF NET SALES IN BUNDLED TRANSACTION


         With respect to Products sold in a Bundled Transaction in which Incyte, Lexicon or any of their respective Affiliates or sublicensees discounts the sales price of the Products to a greater degree than Incyte, Lexion, their Affiliates or sublicensees, respectively, generally discounts the price of its other products to such customer, the amount to be included in Net Sales of such Products shall be calculated in accordance with the following formula:


                                       ASP-P x N-P
                  NS-P = ---------------------------------------- x BTF
                                (SIGMA)=1  ASP-pi x N-pi

         Where:

                  NS-P        = Amount allocated to Net Sales of the Product

                  ASP-P = Average Selling Price (as defined below) per unit, during the applicable period, of the Product when sold alone

                  ASP-pi = Average Selling Price per unit, during the applicable period, of each Product or each product other than a Product in the Bundled Transaction when sold alone

                  N-P = Total number of units of Product included in the Bundled Transaction during the applicable period

                  N-pi = Total number of units (i.e., corresponding to the same ASP-pi) of each Product or product other than a Product included in the Bundled Transaction during the applicable period

                  (SIGMA)=1   = The sum of the products of the formula ASP-pi ?
                              N-pi for each and every Product or product other than a Product included in the Bundled Transaction during the applicable period

                  BTF = The aggregate amounts paid to the seller for the Bundled Transaction during the applicable period

         The Average Selling Price shall be based on the actual average selling price of the applicable Product or product other than a Product, as the case may be, determined for the applicable period.

         If a Product or other product is not sold separately and no bona fide list price exists for such Product or other product, the Parties shall agree upon an imputed bona fide list price for such Product or other product, and Net Sales with respect thereto shall be based on such imputed list price.

                                  EXHIBIT 1.33


                     DESCRIPTION OF THE OMNIBANK(R) LIBRARY


         The OmniBank Library is a library of mouse embryonic stem ("ES") cell clones each containing a gene trap in a single gene. The trapped gene is identified by a sequence tag referred to as an OST, as defined herein, which have an average length of approximately 250 base pairs (and no fewer than 100 base pairs). The OSTs identify exons of the trapped genes and are stored in a searchable database. Once a gene of interest has been identified, the corresponding ES cell clone, with a specified gene trap mutation, can be microinjected into host blastocysts to produce knockout mice to study the gene's function.

         The OmniBank mutations are created using insertional mutagenesis based on Moloney murine leukemia virus ("MoMuLV") and other vectors. The vectors deliver a gene trap construct to the ES cells that allows the expression of a selectable marker gene when the vector has inserted into and trapped exons from a gene. The gene trap vectors also provide for the semi-automated acquisition of OSTs.

         As of the Effective Date, the OmniBank Library contains over 130,000 ES cell clones.

                                   EXHIBIT 2.6


                                  RESEARCH PLAN


Level 1 Analysis

         Lexicon will conduct "Level 1" analysis of Mutant Mice for all Research Program Gene Products. Level 1 analysis is designed to identify primary pathophysiological perturbations resulting from engineered mutations.

         Level 1 analysis is intended as a first pass screen that may include:

o        [*
*]


Level 2 Analysis

         Lexicon will conduct "Level 2" analysis of Mutant Mice for all Research Program Gene Products for which it considers such analysis merited or appropriate, based on findings from Level 1.

         Level 2 analysis is designed as a continuation of the Level 1 preliminary analysis of the pathophysiological perturbations resulting from engineered mutations. Level 2 analysis is focused on organ and physiologic system function and represents an exhaustive analysis of organism physiology.

         Phenotypic screen analysis under Level 2 may include any or all of the following scientific experiments.


[**]

                                   EXHIBIT 2.7

                           MATERIAL TRANSFER AGREEMENT

         THIS MATERIAL TRANSFER AGREEMENT (this "Agreement") is entered into effective as of the date set forth on the signature page hereof (the "Effective Date") by and between Lexicon Genetics Incorporated, a Delaware corporation ("Lexicon"), and Incyte Genomics, Inc., a Delaware corporation ("Incyte").

                                 R E C I T A L S

         WHEREAS, Lexicon and Incyte are parties to that certain Therapeutic Protein Alliance Agreement dated _____, 2001 (the "Alliance Agreement");

         WHEREAS, Incyte has the right under Section 2.7 of the Alliance Agreement to obtain Mutant Mice related to a Research Program Gene Product (in each case as defined therein);

         WHEREAS, Incyte desires to exercise such option with respect to the line of Mutant Mice specified in Appendix A;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Incyte agrees with Lexicon as follows:

1. DEFINITIONS

         1.1 "Cre-Lox Patents" means United States patent number 4,959,317, any foreign counterpart patents and patent applications of United States patent number 4,959,317, any continuation-in-part, continuation or divisional applications thereof, any patent granted on any aforesaid patent application and any extension, revival, re-examination or reissue of any of such patent, and any continuations, continuations-in-part, divisionals, reissues, extensions or foreign counterparts of any of the foregoing, which Lexicon has the right to sublicense hereunder. The terms "Cre" and "lox" (also referred to as "loxP") have the meanings as described and embodied by the Cre-Lox Patents.

         1.2 "Cre-Lox Technology" means all the inventions described, embodied by and claimed in the Cre-Lox Patents.

         1.3 "Lexicon Patent Rights" means (i) the United States and foreign patent applications, excluding the Cre-Lox Patents, heretofore or hereafter owned in whole or in part by or licensed to Lexicon, which claim a composition, method or process relating to the Lexicon Technology, (ii) any United States patents and foreign patents issuing from such patent applications and (iii) any continuations, continuations-in-part, divisionals, reexamination certificates, reissues or extensions of any of the foregoing.

         1.4 "Lexicon Technology" means all inventions, discoveries, improvements, know-how, technical information, data, or other technology, relating to the generation or use of the Materials heretofore or hereafter discovered, conceived, made, developed and/or reduced to practice solely or jointly by employees or others acting on behalf of Lexicon or its Affiliates, or owned in whole or in part by or licensed to Lexicon and which Lexicon has the right to license hereunder, but excluding the Cre-Lox Technology.

         1.5 "Materials" means the Mutant Mice provided to Incyte under this Agreement, any Progeny of such Mutant Mice and any derivative or expression product thereof.

         1.6 "Progeny" means mice, including successive generations thereof, that are produced or developed by Incyte or Incyte using by breeding Mutant Mice with other Mutant Mice or any other mice; provided that Progeny shall not include any mouse that does not contain the same mutation as the Mutant Mice delivered to Incyte.

         1.7 "Research Field" means use by Incyte, at the internal research facilities of Incyte, solely for the purposes of conducting research, including research directed toward the development of human therapeutic and diagnostic products. The Research Field specifically excludes (i) any activity associated with higher plants or agricultural applications; (ii) the development of a library of mouse embryonic stem cells; and (iii) the development, manufacture, use, lease, sale (or other transfer for consideration) or importation of any product for sale (or lease or other transfer of a product for consideration) wherein the manufacture, use, sale or importation of such product would infringe a Valid Claim of the Cre-Lox Patents, including, but not limited to, wherein the product is manufactured using a composition or method that would infringe a Valid Claim of the Cre-Lox Patents.

         Capitalized terms used without definition in this Agreement shall have the meanings given to such terms in the Alliance Agreement. Capitalized terms defined in both this Agreement and the Alliance Agreement shall have the meanings given to such terms in this Agreement.

2. REQUEST FOR AND DELIVERY OF MUTANT MICE

         2.1 Request for Mutant Mice. Incyte hereby requests, pursuant to the provisions of Section 2.7 of the Alliance Agreement and subject to the terms thereof, that Lexicon deliver the Mutant Mice specified in Appendix A on the terms specified in this Agreement.

         2.2 Payment. In consideration of the rights and licenses granted under this Agreement, Incyte shall pay Lexicon a fee of [**] within [**] of the Effective Date.

         2.3 Processing and Delivery of Mutant Mice. Upon Lexicon's receipt and acceptance of an executed copy of this Agreement, and subject to the terms of this Agreement, Lexicon will deliver [**] mice heterozygous for the mutant allele, which will typically include at least one pair of animals of the opposite sex.

         2.4 Delivery Conditions for Mutant Mice. Incyte shall be responsible for making shipping arrangements for all Mutant Mice shipped to Incyte from Lexicon. Incyte shall also be responsible for complying with all customs, regulations, veterinary handling procedures and protocols, and obtaining any and all permits, forms or permissions that may be required for Incyte to accept shipment of Mutant Mice from Lexicon. To facilitate timely compliance with such requirements, a copy of a standard Lexicon Mutant Mouse shipping and transfer report is available upon request. When the requested Mutant Mice are available for shipment, Lexicon shall provide written notice to such effect to Incyte, which notice shall further specify a shipping company located in the same metropolitan area as Lexicon with which Incyte may make arrangements for shipping and delivery of such Mutant Mice. Lexicon shall ship the requested Mutant Mice to Incyte promptly following its receipt of written notice that Incyte has completed the necessary shipping arrangements. If Incyte fails to complete the necessary shipping arrangements and provide such notice within [**] after Lexicon's delivery of notice that the requested Mutant Mice are available for shipment, Incyte shall pay Lexicon a storage and maintenance charge of

[**] per line of Mutant Mice for each day thereafter until Lexicon receives notice of the completion of such shipping arrangements.

3. USE OF THE MATERIALS

         3.1 Non-Exclusive License Grant to Materials. Subject to the terms and conditions of this Agreement, Lexicon hereby grants to Incyte and its Affiliates a non-transferable, non-exclusive right and license under the Lexicon Technology to use the Materials solely for the purpose of conducting research in the Research Field. Incyte agrees to use the Materials solely for internal research purposes of Incyte in accordance with the terms and conditions of this Agreement, and not to use the Materials for any purposes for any Third Party or to transfer to or license the use of or make the Materials available to any Third Party.

         3.2 Non-Exclusive Rights Under the Cre-Lox Technology. The following provisions shall apply to the extent that any Mutant Mice containing one or more lox sites in their genomes (including any Progeny thereof containing one or more lox sites in its genome, "Lox Mice") are provided to Incyte under this
Agreement:

                  (a) Subject to the terms of this Agreement, Lexicon hereby grants to Incyte and its Affiliates the non-transferable, non-exclusive right under the Cre-Lox Technology to use, breed and cross-breed any Lox Mice solely in the Research Field; provided however, that Incyte shall not manipulate the genetic information at any lox site of a Lox Mouse by using the Cre-Lox Technology (including without limitation cross-breeding a Lox Mouse with a mouse containing DNA capable of expressing a Cre recombinase protein) or otherwise further practice under the Cre-Lox Patents without first obtaining a license from DuPont Pharmaceuticals Company.

                  (b) Incyte shall not transfer any Lox Mice or any progeny or material in any way derived from such Lox Mice to any Third Party.

                  (c) No right is granted to Incyte to sell (or lease or otherwise transfer for consideration) or develop or manufacture for sale (or lease or other transfer for consideration) any product, the manufacture, use, sale or importation of which would infringe a Valid Claim of the Cre-Lox Patents, including but not limited to any product which is manufactured using a composition or method which would infringe a Valid Claim of the Cre-Lox Patents.

                  (d) Subject to the restricted non-exclusive license granted to Incyte, Lexicon (and its licensors as applicable) shall retain all rights to the Lox Mice.

         3.3 No Further Rights. Except as expressly provided herein, no right, title or interest is granted hereunder by Lexicon in, to or under any Lexicon Patent Rights or Lexicon Technology. Without limiting the foregoing, (i) nothing in this Agreement shall be deemed to restrict Lexicon's rights to use any Materials or, subject to the nonexclusive rights and licenses granted to Incyte hereunder, to sell, license or otherwise transfer any Materials to Third Parties, and (ii) nothing in this Agreement shall be deemed to modify any of the rights and obligations of Incyte under the Alliance Agreement.

4. INTELLECTUAL PROPERTY RIGHTS AND OWNERSHIP

         4.1 Ownership of the Materials. Subject to the non-exclusive rights and licenses granted to Incyte hereunder, Lexicon shall own and retain all rights to the Materials, including, without limitation, rights to use, produce, breed, sell and license Mutant Mice.

         4.2 Ownership of the Results of Research Using Materials. Subject to the non-exclusive rights and licenses granted hereunder and the terms of the Alliance Agreement, (i) Incyte shall own and have rights to all inventions, discoveries, improvements, know-how, technical information, data or other technology discovered, conceived, made, developed and/or reduced to practice through the use of Materials solely or jointly by employees or others acting on behalf of Incyte or its Affiliates, and (ii) Lexicon shall own and have rights to all inventions, discoveries, improvements, know-how, technical information, data or other technology discovered, conceived, made, developed and/or reduced to practice through the use of Materials solely or jointly by employees or others acting on behalf of Lexicon or its Affiliates.

         4.3 Non-Exclusive License to Preserve OmniBank Freedom of Operation. In consideration of the rights granted by Lexicon hereunder, to the extent that one or more claims of an issued patent arising from the use by Incyte of Materials would, absent a license from Incyte, prevent Lexicon from (i) using or permitting others to use the OmniBank Database or any information therein, (ii) using or breeding or permitting others to use or breed any Mutant Mouse or other mutant mice or (iii) using or permitting others to use any embryonic stem cell clones or other biological materials contained in the OmniBank Library (collectively a "Incyte Blocking Patent"), then Incyte shall grant to Lexicon a non-exclusive, royalty-free license, including the right to grant sublicenses, under any such Incyte Blocking Patent (x) to use and permit others to use the OmniBank Database and any information therein, (y) to use or breed or permit others to use or breed Mutant Mice and other mutant mice and (z) to use or permit others to use any embryonic stem cell clones or other biological materials contained in the OmniBank Library.

5. TERM AND TERMINATION

         5.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the earlier of either (i) termination of this Agreement pursuant to the terms hereof or (ii) the expiration of the last-to-expire claim of any patent or patent application included in the Lexicon Patent Rights licensed to Incyte under this Agreement.

         5.2 Termination. Each party shall have the right to terminate this Agreement at any time prior to Lexicon's delivery of Mutant Mice to Incyte hereunder, upon thirty (30) days written notice to the other party, if such party reasonably determines that the production, use or breeding of such Mutant Mice infringes intellectual property rights of any Third Party, and Incyte elects not to obtain a license under the necessary Third Party intellectual property rights at its sole expense.

         5.3 Events of Default. An event of default (an "Event of Default") shall have occurred upon the occurrence of a material breach of this Agreement if the breaching party fails to remedy such breach within [**] ([**] in the event of the failure of a party to make any payments due hereunder) after written notice thereof by the non-breaching party.


         5.4 Effect of an Event of Default.

                 (a) Remedies Available to Lexicon. If an Event of Default occurs relating to Incyte, and Incyte fails to cure such default during any applicable cure period, then Lexicon shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate this Agreement upon notice thereof to Incyte, in which case (i) the licenses granted to Incyte pursuant to Section 3 shall terminate, (ii) Incyte shall return to Lexicon, or, upon Lexicon's written instruction, destroy all information, materials or documentation provided or made available by Lexicon pursuant to this Agreement, and any copies thereof (including electronic copies), and (iii) Incyte shall return to Lexicon, or, upon Lexicon's written instruction, destroy any Materials.

                  (b) Remedies Available to Incyte. If an Event of Default occurs relating to Lexicon, and Lexicon fails to cure such default during any applicable cure period, then Incyte shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Section 6, to terminate this Agreement upon notice thereof to Lexicon.

         5.5 Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 1, 3.3, 4, 6 and 7 hereof shall survive the expiration or termination of this Agreement. The provisions of Sections 3.1 and 3.2 shall survive the expiration or termination of this Agreement unless Lexicon terminates this Agreement pursuant to Section 5.4(a).

6. DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

         6.1 Disclaimer of Warranties. THE MUTANT MICE AND OTHER MATERIALS ARE BEING SUPPLIED TO INCYTE WITH NO WARRANTIES, EXPRESS OR IMPLIED. LEXICON HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, LEXICON MAKES NO WARRANTY OF MUTAGENICITY OR GERMLINE TRANSMISSION OF ANY MUTANT ALLELE, OR THAT A MUTANT PHENOTYPE WILL BE OBSERVED IN ANY MUTANT MICE OR PROGENY. LEXICON MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIALS OR THE CONDUCT OF RESEARCH WITHIN THE RESEARCH FIELD HEREUNDER WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES.

         6.2 Experimental Nature of Materials. THE MATERIALS ARE EXPERIMENTAL IN NATURE AND SHOULD BE USED WITH CAUTION SINCE ALL OF THEIR CHARACTERISTICS ARE NOT KNOWN. INCYTE AND LEXICON AGREE TO COMPLY WITH ALL FEDERAL, STATE AND LOCAL STATUTES, RULES AND REGULATIONS RELATING TO THE USE, HANDLING AND STORAGE OF THE MATERIALS.

         6.3 Limitation of Liability. Lexicon shall in no event be liable for any use by Incyte of the Materials or any loss, claim, damage or liability, of whatever kind or nature, which may arise from or in connection the use, handling or storage of the Materials by Incyte. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER LEXICON NOR INCYTE WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR
(I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR

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
CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. WITHOUT IN ANY WAY LIMITING THE FOREGOING, NEITHER LEXICON SHALL NOT, IN ANY EVENT, HAVE ANY LIABILITY WHATSOEVER IN CONNECTION WITH THIS AGREEMENT IN EXCESS OF AN AMOUNT EQUAL TO THE FEES PAID TO LEXICON BY INCYTE HEREUNDER.

7. INDEMNIFICATION

         Except to the extent prohibited by law, Incyte shall assume all liability for, and shall defend, indemnify and hold Lexicon, its Affiliates and their respective employees and agents harmless from, all claims, losses, damages or expenses (including reasonable attorneys' fees) arising as a result of the use by Incyte or its Affiliates of the Materials, except for and to the extent that any such liability results from the gross negligence or willful misconduct of Lexicon.

8. MISCELLANEOUS

         8.1 Entire Agreement. This Agreement, together with the Alliance Agreement, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof and, with respect to any conflicting terms from prior agreements between the parties, supersedes and cancels such conflicting sections from all previous registrations, agreements, commitments and writings in respect thereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         8.2 Assignment and Waiver. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that Lexicon or Incyte may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate or (ii) in connection with a merger, consolidation or sale of such portion of its assets that includes rights under this Agreement to an unrelated Third Party; provided, however, that such assigning party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. In the event of such a transaction with an unrelated Third Party, notwithstanding the other provisions of this Agreement, the intellectual property rights of such Third Party shall not be subject to the licenses granted by Lexicon or Incyte under this Agreement. Any purported assignment in violation of the provisions of this Section 8.2 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         8.3 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.


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

         8.4 No Partnership. It is expressly agreed that the relationship between Lexicon and Incyte shall not constitute a partnership, joint venture or agency. Neither Lexicon nor Incyte shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         8.5 Applicable Law. This Agreement shall be governed by, construed, and interpreted in accordance with, the laws of the State of Texas, United States of America, without reference to conflict of laws principles.

         8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         8.7 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

         IN WITNESS WHEREOF, Incyte has caused its duly authorized representative to execute and deliver this Agreement as of the Effective Date.

Incyte Genomics, Inc.



By:
   --------------------------------------------------
         (Signature of Authorized Representative)

Printed Name:
             ----------------------------------------

Title:
      -----------------------------------------------

Date:
     ------------------------------------------------



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                                   EXHIBIT 3.1

                   STEERING COMMITTEE AND PROJECT COORDINATORS


Incyte Steering Committee Representatives:

1.       ________, Initial Chairperson
2.       ___________
3.       ___________

Incyte Project Coordinator: ____________

Lexicon Steering Committee Representatives:

1.       Jim Piggott, Initial Secretary
2.       Brian Zambrowicz
3.       David Powell

Lexicon Project Coordinator: _____________________